Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY REPORTS SECOND QUARTER 2012 FINANCIAL AND OPERATING RESULTS

Houston, Texas, August 1, 2012—Dune Energy, Inc. (OTCBB:DUNR) today announced results for the second quarter of calendar year 2012.

Revenue and Production

Revenue for the second quarter of 2012 totaled $13.1 million as compared with $15.9 million for the second quarter of 2011. Production volumes in the second quarter were 105 Mbbls of oil and .75 Bcf of natural gas, or 1.38 Bcfe. This compares with 114 Mbbls of oil and .72 Bcf of natural gas, or 1.40 Bcfe for the second quarter of 2011. In the second quarter of 2012, the average sales price per barrel of oil was $105.62 and $2.69 per Mcf for natural gas, as compared with $108.25 per barrel and $4.92 per Mcf, respectively for the second quarter of 2011. Production declined 2% in the second quarter of 2012 as compared to the second quarter of 2011. Oil prices decreased 2% and gas prices decreased 45% from 2011 levels. During the second quarter of 2012 oil accounted for 46% of the total production volumes on an equivalent basis; however, oil revenue accounted for 85% of the total revenue.

Costs and Expenses

Total lease operating expense was $6.7 million for the second quarter of 2012 as compared to $6.9 million for the second quarter of 2011, or $4.85 and $4.90 per Mcfe produced, respectively. DD&A expense was $5.0 million for the second quarter of 2012, or $3.62 per Mcfe. G&A expense totaled $2.3 million for the second quarter of 2012 compared to $2.1 million in the second quarter of 2011, mainly reflecting the impact of additional stock-based compensation. Interest and financing expense was $2.4 million in the second quarter compared to $10.1 million in the second quarter of 2011. As part of the restructuring on December 22, 2011, a $40 million term loan was repaid and replaced with a $200 million revolving credit facility under which $36 million was borrowed at June 30, 2012 and $2.0 million in letters of credit were outstanding. The $300 million of Senior Secured Notes were reduced to $3.0 million at year-end 2011 and repaid during the second quarter of 2012. New notes of $49.5 million with a maturity of 2016 were added as part of the restructuring. This amount was increased to $52.3 million as of June 30, 2012.

Earnings

Net gain available to common stockholders totaled $0.9 million for the second quarter of 2012. This compares with an $18.9 million loss in 2011. Preferred stock dividends were $5.1 million in the second quarter of 2011. The preferred stock was eliminated as part of the December 22, 2011 restructuring and was converted into $4 million cash and 1.5% of the common shares outstanding on a restructured basis. Consequently, there were no preferred stock dividends in 2012.

Liquidity

At the end of the quarter we had $8.9 million in cash and $12 million available under our Credit Facility based on $50 million of availability. The revolver is subject to a mid-year redetermination based on a new reserve report incorporating activity in the first half of the year.

2012 Operations Summary and Capital Program

Garden Island Bay Field

In the first half of the year we completed two drilling wells the SL214 #917 and the SL214 #915ST along with two new zone work overs. Currently the field is capable of producing approximately 900 Boe/day up from an average of 350 Boe/day in December of 2011 prior to the investment. Several behind pipe zones were identified in the two new wells drilled that we expect to be completed at a later date. After hurricane season, we anticipate resuming a drilling and work over program in the field.

Leeville Field

Dune owns 40% working interest in a joint venture within this field and a private party owns the remaining 60%. This party has proposed initiating a one rig drilling program commencing in September and continuing through 2013 in order to drill several newly identified PUD locations based on reprocessed and depth migrated 3-D seismic data. Our 40% interest in each of these PUD locations will cost approximately $1.7-$1.9 million and we expect to result in net oil production of 100-150 BO/day. Each well takes approximately 30-40 days to drill and complete. In addition, a 20,500 foot exploratory well has been proposed in which Dune would have a 20% working interest. Our net dry hole exposure on this well would be approximately $3.8 million and reserve exposure would be approximately 800 Mboe.

Capital Program

During the first half of the year we expended approximately $19.2 million for capital projects including the 4 wells at Garden Island Bay and numerous other projects throughout our field operations. Depending on cash flow and availability under our revolver, we anticipate the capital budget for the full year to be between $32 and $35 million. Primary areas of focus in the second half of the year will be Garden Island Bay Field and the Leeville Field.

James A. Watt, President and CEO of the company stated, “Our investments in the first half of the year are showing positive production results that we expect will carry into the second half of the year. New drilling should add further to our reserves and production growth strategy.”

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FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

Dune Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	Successor
	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash	$8,892,165	$20,393,672
Restricted cash	—	17,184
Accounts receivable	6,560,961	8,107,009
Current derivative asset	1,411,646	—
Prepayments and other current assets	1,281,871	2,556,373

Total current assets	18,146,643	31,074,238

Oil and gas properties, using successful efforts accounting—proved	229,435,315	210,199,348
Less accumulated depreciation, depletion and amortization	(9,145,319)	—

Net oil and gas properties	220,289,996	210,199,348

Property and equipment, net of accumulated depreciation of $126,664 and $-	197,897	230,074
Deferred financing costs, net of accumulated amortization of $383,603 and $19,449	2,713,535	2,915,229
Noncurrent derivative asset	2,560,476	—
Other assets	2,691,595	3,006,564

	8,163,503	6,151,867

TOTAL ASSETS	$246,600,142	$247,425,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,505,829	$6,759,073
Accrued liabilities	9,890,341	10,042,683
Current maturities on long-term debt	224,265	4,557,857

Total current liabilities	22,620,435	21,359,613

Long-term debt	88,326,254	88,503,991
Other long-term liabilities	12,340,414	12,630,676

Total liabilities	123,287,103	122,494,280

Commitments and contingecies	—	—

STOCKHOLDERS’ EQUITY
Preferred stock, $.001 par value, 1,000,000 shares authorized, 250,000 shares undesignated, no shares issued and outstanding	—	—
Common stock, $.001 par value, 4,200,000,000 shares authorized, 39,391,430 and 38,579,630 shares issued	39,391	38,580
Treasury stock, at cost (235 and 235 shares)	(552)	(552)
Additional paid-in capital	125,986,471	124,893,145
Accumulated deficit	(2,712,271)	—

Total stockholders’ equity	123,313,039	124,931,173

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$246,600,142	$247,425,453

Dune Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Successor	Predecessor	Successor	Predecessor
	Three months	Three months	Six months	Six months
	ended	ended	ended	ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Revenues	$13,106,809	$15,889,731	$26,501,925	$33,309,395

Operating expenses:
Lease operating expense and production taxes	6,699,881	6,886,170	12,858,666	13,954,363
Accretion of asset retirement obligation	365,439	329,379	730,878	658,758
Depletion, depreciation and amortization	4,986,322	5,245,062	9,271,983	11,545,033
General and administrative expense	2,322,537	2,026,228	5,423,594	4,165,119
Loss on settlement of asset retirement obligation liabliity	465,024	—	888,946	—
Exploration expense	—	5,183,830	—	5,183,830

Total operating expense	14,839,203	19,670,669	29,174,067	35,507,103

Operating loss	(1,732,394)	(3,780,938)	(2,672,142)	(2,197,708)

Other income (expense):
Interest income	2,405	16,299	13,702	36,449
Interest expense	(2,411,781)	(10,099,719)	(4,781,467)	(20,043,846)
Gain on derivative instruments	5,020,058	—	4,727,636	—

Total other income (expense)	2,610,682	(10,083,420)	(40,129)	(20,007,397)

Net income (loss)	878,288	(13,864,358)	(2,712,271)	(22,205,105)
Preferred stock dividend	—	(5,079,046)	—	(9,977,369)

Net income (loss) available to common stockholders	$878,288	$(18,943,404)	$(2,712,271)	$(32,182,474)

Net income (loss) per share:
Basic and diluted	$0.02	$(388.67)	$(0.07)	$(673.74)
Weighted average shares outstanding:
Basic and diluted	39,402,243	48,739	39,114,285	47,767

Dune Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Successor	Predecessor
	Six months ended	Six months ended
	June 30, 2012	June 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,712,271)	$(22,205,105)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depletion, depreciation and amortization	9,271,983	11,545,033
Amortization of deferred financing costs and debt discount	364,154	1,855,729
Stock-based compensation	1,028,225	365,491
Loss on settlement of asset retirement obligation liability	888,946	—
Accretion of asset retirement obligation	730,878	658,758
Gain on derivative instruments	(3,972,122)	—
Changes in:
Accounts receivable	1,546,048	2,061,011
Prepayments and other assets	1,274,502	706,438
Payments made to settle asset retirement obligations	(1,910,086)	(523,941)
Accounts payable and accrued liabilities	6,902,054	(1,792,501)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	13,412,311	(7,329,087)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash investment in proved and unproved properties	(17,721,344)	(9,547,714)
Decrease (increase) in restricted cash	17,184	15,744,279
Purchase of furniture and fixtures	(94,487)	(81,283)
Decrease in other assets	314,969	595,077

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(17,483,678)	6,710,359

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on short-term debt	(4,333,592)	(1,221,598)
Increase in long-term debt issuance costs	(96,548)	—
Payments on long-term debt	(3,000,000)	—

NET CASH USED IN FINANCING ACTIVITIES	(7,430,140)	(1,221,598)

NET CHANGE IN CASH BALANCE	(11,501,507)	(1,840,326)
Cash balance at beginning of period	20,393,672	23,670,192

Cash balance at end of period	$8,892,165	$21,829,866

SUPPLEMENTAL DISCLOSURES
Interest paid	$1,415,771	$18,105,104
Income taxes paid	—	—
NON-CASH INVESTING AND FINANCIAL DISCLOSURES
Accrrued interest converted to long-term debt	$2,822,263	$—
Non-cash investment in proved and unproved properties in accounts payable	1,514,623	—
Common stock issued for conversion of preferred stock	—	62,288,000
Redeemable convertible preferred stock dividends	—	8,803,000
Accretion of discount on preferred stock	—	1,174,369